Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Second Quarter Earnings for 2015

•	Net earnings were $26.8 million for the second quarter of 2015, or $0.25 per diluted share, the second highest on record.

•	Total loans and leases, net of deferred fees and discount, increased by $68.2 million for the quarter, or 1.84%.

•	The allowance for loan losses was $59.6 million at quarter-end, or 1.57% of total loans.

•	Noninterest-bearing deposits increased by $123.6 million, or 3.95%, for the quarter and totaled $3.25 billion, or 54.23% of total deposits.

Ontario, CA, July 22, 2015-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended June 30, 2015.

CVB Financial Corp. reported net income of $26.8 million for the second quarter of 2015, compared with $25.5 million for the second quarter of 2014. This represents a year-over-year increase of $1.3 million, or 5.22%. Diluted earnings per share were $0.25 for the second quarter of 2015, compared to $0.24 for the same period last year.

The allowance for loan losses was reduced for the second quarter of 2015 resulting in a loan loss provision recapture of $2.0 million. This compares to no provision for loan losses for the first quarter of 2015 and a loan loss provision recapture of $7.6 million for the second quarter of 2014.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We are pleased with our financial results for the second quarter of 2015. The low interest rate environment continues to put pressure on our profit margins and our ongoing ability to compete for, and retain, quality loans. Notwithstanding, our loan pipeline has been strengthened by the acquisition of banking teams in San Diego, Los Angeles and Ventura Counties.”

Net income of $26.8 million for the second quarter of 2015 produced a return on beginning equity of 11.99%, a return on average equity of 11.80%, and a return on average assets of 1.44%. The efficiency ratio for the second quarter of 2015 was 44.35%, compared to 48.78% for the second quarter of 2014.

Net income totaled $42.6 million for the six months ended June 30, 2015. This represented a decrease of $11.5 million, or 21.24%, when compared with net income of $54.1 million for the same period of 2014.

The first quarter of 2015 included pre-tax debt termination expense of $13.9 million, related to the redemption of $200.0 million of fixed rate debt from the Federal Home Loan Bank (“FHLB”). Diluted earnings per share were $0.40 for the six months ended June 30, 2015, compared to $0.51 for the same period of 2014. Net income for the six months ended June 30, 2015 produced a return on beginning equity of 9.79%, a return on average equity of 9.55% and a return on average assets of 1.15%. The efficiency ratio for the six months ended June 30, 2015 was 54.24%, compared to 47.10% for the six months ended June 30, 2014. Excluding the impact of the debt termination expense, the efficiency ratio was 44.34%.

Total interest income and fees on loans for the second quarter of 2015 of $45.3 million increased $1.8 million, or 4.05%, from the second quarter of 2014. Total investment income of $17.5 million for the second quarter increased $667,000, or 3.95%, from 2014. Dividends from FHLB stock also increased $888,000 year-over-year, primarily due to a special dividend of $923,000 for the second quarter of 2015.

Noninterest income was $8.3 million for the second quarter of 2015, an increase of $334,000 over the first quarter of 2015 and an increase of $1.3 million over the second quarter of 2014. The year-over-year increase was due to a $1.5 million net decrease in the FDIC loss sharing asset reflected in the second quarter of 2014.

Noninterest expense for the second quarter of 2015 was $31.5 million, compared with $44.5 million for the first quarter of 2015 and $31.3 million for the second quarter of 2014. The quarter-over-quarter decrease was due to $13.9 million in debt termination expense resulting from the repayment of a $200.0 million FHLB fixed rate advance in the first quarter of 2015. As a percentage of average assets, noninterest expense, excluding the impact of debt termination expense, was 1.69%, compared to 1.67% for the first quarter of 2015 and 1.79% for the second quarter of 2014.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $62.8 million for the second quarter of 2015. This was an increase of $1.8 million from $61.0 million for the first quarter of 2015 and an increase of $5.6 million from $57.2 million for the second quarter of 2014. Our net interest margin (tax equivalent) was 3.65% for the second quarter of 2015, compared to 3.59% for the first quarter of 2015 and 3.55% for the second quarter of 2014. Our net interest margin for the second quarter was positively impacted by a $1.4 million decrease in quarter-over-quarter interest expense as a result of the $200.0 million repayment of fixed rate borrowings from the FHLB. Total average earning asset yields (TE) were 3.74% for the second quarter of 2015, compared to 3.77% for the first quarter of 2015 and 3.80% for the second quarter of 2014. Total cost of funds was 0.11% for the second quarter of 2015, compared to 0.20% for the first quarter of 2015 and 0.26% for the second quarter of 2014.

Income Taxes

Our effective tax rate for the six months ended June 30, 2015 was 35.5% compared with 36.5% for 2014. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $7.70 billion at June 30, 2015. This represents an increase of $319.4 million, or 4.33%, from total assets of $7.38 billion at December 31, 2014. Earning assets of $7.30 billion at June 30, 2015 increased $283.9 million, or 4.04%, when compared with $7.02 billion at December 31, 2014. The increase in earning assets was primarily due to a $310.3 million increase in interest-earning balances due from the Federal Reserve and a $16.9 million increase in investment securities. This was partially offset by a $32.8 million decrease in total loans.

Total assets of $7.70 billion at June 30, 2015 increased $273.4 million, or 3.68%, from total assets of $7.42 billion at June 30, 2014. Earning assets totaled $7.30 billion at June 30, 2015, an increase of $287.3 million, or 4.09%, when compared with earning assets of $7.02 billion at June 30, 2014. The increase in earning assets was due to a $163.3 million increase in total loans and a $136.5 million increase in investment securities. This was partially offset by a $9.3 million decrease in FHLB stock.

Investment Securities

Investment securities were $3.16 billion at June 30, 2015, an increase of $16.9 million from $3.14 billion at December 31, 2014 and an increase of $136.5 million from $3.02 billion at June 30, 2014. As of June 30, 2015, we had a pre-tax unrealized gain of $40.9 million on our overall securities portfolio.

Investment in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.27 billion at June 30, 2015 compared to $2.22 billion at December 31, 2014 and $2.09 billion at June 30, 2014. Virtually all of our MBS and CMOs are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.4 million as of June 30, 2015, has had $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the quarter ended June 30, 2015.

Our municipal securities totaled $531.6 million as of June 30, 2015. These securities are located in 28 states with $24.5 million, or 4.6%, within the state of California. Our largest concentrations of holdings are located in Michigan at 12.6%, Minnesota at 11.4%, New Jersey at 9.5%, and Texas at 8.8%. All municipal bond securities are performing.

In the second quarter of 2015, we purchased $109.4 million of MBS with an average yield of approximately 2.06%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $144.4 million of CMOs with an average yield of approximately 2.10%. Our new purchases of CMOs have an average duration of approximately four years. During the second quarter, we purchased $9.1 million in municipal securities with an average tax-equivalent yield of approximately 3.63%.

Loans

Total loans and leases, net of deferred fees and discounts, increased $68.2 million, or 1.84%, from March 31, 2015. The quarter-over-quarter increase was principally due to increases of approximately $61.5 million in commercial real estate loans, $10.5 million in dairy & livestock and agribusiness loans, and $9.4 million in SFR mortgage loans. The overall increase in loans and leases was partially offset by decreases of $8.4 million in construction real estate loans and $6.5 million in SBA loans.

Total loans and leases, net of deferred fees and discounts, totaled $3.78 billion at June 30, 2015. This was a decrease of $32.8 million, or 0.86%, from December 31, 2014. The decrease in loans was due to a $99.8 million decline in dairy & livestock and agribusiness loans, which were seasonally high at year-end, as customary.

Total loans and leases, net of deferred fees and discounts, of $3.78 billion at June 30, 2015, increased by $163.3 million, or 4.51%, from $3.62 billion at June 30, 2014.

Deposits & Customer Repurchase Agreements

Deposits of $5.99 billion and customer repurchase agreements of $662.3 million totaled $6.66 billion at June 30, 2015. This represents an increase of $487.9 million, or 7.91%, when compared with total deposits and customer repurchase agreements of $6.17 billion at December 31, 2014. Deposits and customer repurchase agreements increased by $415.4 million, or 6.66%, when compared with $6.24 billion in total deposits and customer repurchase agreements reported at June 30, 2014.

Noninterest-bearing deposits were $3.25 billion at June 30, 2015, an increase of $384.2 million, or 13.40%, compared to $2.87 billion at December 31, 2014 and an increase of $288.4 million, or 9.74%, when compared to June 30, 2014. At June 30, 2015, noninterest-bearing deposits were 54.23% of total deposits, compared to 51.14% at December 31, 2014 and 52.62% at June 30, 2014.

Our average cost of total deposits was 0.09% for the quarter ended June 30, 2015, compared to 0.09% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarter ended June 30, 2015, compared to 0.11% for the same period last year.

FHLB Advance, Other Borrowings and Debentures

On February 23, 2015 we repaid our last remaining FHLB advance which carried a fixed rate of 4.52%.

At June 30, 2015, we had no short-term borrowings, compared to $46.0 million at December 31, 2014 and zero at June 30, 2014.

At June 30, 2015, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2014 and June 30, 2014.

Asset Quality

The allowance for loan losses totaled $59.6 million at June 30, 2015, compared to $60.7 million at March 31, 2015 and $59.8 million at December 31, 2014. The allowance for loan losses was reduced by $2.0 million in the second quarter of 2015, principally due to improved credit quality and net recoveries of $845,000. The allowance for loan losses was 1.57%, 1.63%, 1.57%, 1.67% and 1.75% of total loans and leases outstanding, at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014, and June 30, 2014, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $22.2 million at June 30, 2015, or 0.59% of total loans. This compares to nonperforming loans of $23.0 million, or 0.62% of total loans, at March 31, 2015 and $32.2 million, or 0.84% of total loans, at December 31, 2014. The $22.2 million in nonperforming loans at June 30, 2015 are summarized as follows: $15.0 million in commercial real estate loans, $3.4 million in SFR mortgage loans, $2.5 million in SBA loans, $903,000 in commercial and industrial loans, and $498,000 in consumer and other loans. The $777,000 decrease in nonperforming loans quarter-over-quarter was due to a $1.8 million decrease in nonperforming commercial real estate loans, partially offset by a $1.2 million increase in nonperforming SFR loans.

We had $7.8 million in OREO at June 30, 2015 compared to $5.6 million at December 31, 2014 and $6.5 million at June 30, 2014. As of June 30, 2015, we had six OREO properties compared with four OREO properties at December 31, 2014 and six OREO properties at June 30, 2014. During the first half of 2015, we added four OREO properties with a carrying value of $3.5 million and sold two OREO properties with a carrying value of $1.3 million, realizing a net gain on sale of approximately $150,000.

At June 30, 2015, we had loans delinquent 30 to 89 days of $1.9 million. This compares to $1.7 million at December 31, 2014 and $2.3 million at June 30, 2014. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.05% at June 30, 2015, 0.04% at December 31, 2014 and 0.07% at June 30, 2014.

At June 30, 2015, we had $45.2 million in performing TDR loans, compared to $45.4 million in performing TDR loans at March 31, 2015 and $53.9 million in performing TDR loans at December 31, 2014. In terms of the number of loans, we had 33 performing TDR loans at June 30, 2015 compared to 34 performing TDR loans at March 31, 2015 and 38 performing TDR loans at December 31, 2014.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $30.1 million at June 30, 2015, $37.8 million at December 31, 2014, and $50.5 million at June 30, 2014.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2015, classified loans totaled $118.3 million compared to $129.2 million at March 31, 2015. Classified loans totaled $160.7 million at December 31, 2014 and $156.8 million at June 30, 2014. During the second quarter of 2015, approximately $5.2 million of our commercial real estate loans and $1.5 million of our classified SFR loans were upgraded.

CitizensTrust

As of June 30, 2015, CitizensTrust had approximately $2.45 billion in assets under management and administration, including $1.90 billion in assets under management. Revenues were $2.1 million for the second quarter of 2015 and $4.3 million for the first six months of 2015, compared to $2.2 million and $4.1 million, respectively, for the same periods in 2014. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.70 billion. Citizens Business Bank serves 43 cities with 40 Business Financial Centers, seven Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, July 23, 2015 to discuss the Company’s second quarter 2015 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 7, 2015 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10068033.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on Purchase Credit Impaired (“PCI”) loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction or sales activity; changes in the financial performance and/or condition of our borrowers or key vendors or counterparties; changes in the levels of nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company key internal and external systems and applications; changes in consumer spending, borrowing and savings preferences or habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
	2015	2014	2014
Assets
Cash and due from banks	$125,431	$95,030	$134,874
Interest-earning balances due from Federal Reserve	321,015	10,738	269,309

Total cash and cash equivalents	446,446	105,768	404,183

Interest-earning balances due from depository institutions	24,378	27,118	79,311
Investment securities available-for-sale	3,154,217	3,137,158	3,017,490
Investment securities held-to-maturity	1,400	1,528	1,650
Investment in stock of Federal Home Loan Bank (FHLB)	17,588	25,338	26,852
Loans and lease finance receivables	3,784,219	3,817,067	3,620,927
Allowance for loan losses	(59,554)	(59,825)	(60,974)

Net loans and lease finance receivables	3,724,665	3,757,242	3,559,953

Premises and equipment, net	31,894	33,591	36,014
Bank owned life insurance	129,597	126,927	124,329
Intangibles	2,707	3,214	3,048
Goodwill	74,244	74,244	74,762
FDIC loss sharing asset	—	299	996
Other assets	90,222	85,493	95,405

Total assets	$7,697,358	$7,377,920	$7,423,993

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,250,574	$2,866,365	$2,962,146
Investment checking	343,990	346,230	368,183
Savings and money market	1,664,799	1,615,856	1,599,854
Time deposits	734,517	776,207	699,163

Total deposits	5,993,880	5,604,658	5,629,346
Customer repurchase agreements	662,326	563,627	611,459
FHLB advances	—	199,479	199,342
Other borrowings	—	46,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	59,693	—	56,430
Other liabilities	61,694	60,273	60,883

Total liabilities	6,803,367	6,499,811	6,583,234

Stockholders’ Equity
Stockholders’ equity	870,282	847,034	816,702
Accumulated other comprehensive income, net of tax	23,709	31,075	24,057

Total stockholders’ equity	893,991	878,109	840,759

Total liabilities and stockholders’ equity	$7,697,358	$7,377,920	$7,423,993

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Assets
Cash and due from banks	$100,261	$98,825	$101,864	$98,169
Interest-earning balances due from Federal Reserve	295,865	213,048	261,684	206,190

Total cash and cash equivalents	396,126	311,873	363,548	304,359

Interest-earning balances due from depository institutions	24,855	75,055	25,550	72,542
Investment securities available-for-sale	3,033,512	2,842,817	3,044,173	2,741,340
Investment securities held-to-maturity	1,418	1,679	1,449	1,708
Investment in stock of Federal Home Loan Bank (FHLB)	21,590	26,264	23,454	28,981
Loans held-for-sale	—	—	—	182
Loans and lease finance receivables	3,735,852	3,507,183	3,732,043	3,489,047
Allowance for loan losses	(61,098)	(68,728)	(60,600)	(72,271)

Net loans and lease finance receivables	3,674,754	3,438,455	3,671,443	3,416,776

Premises and equipment, net	32,446	34,144	32,864	33,362
Bank owned life insurance	128,579	124,002	127,887	123,683
Intangibles	2,784	2,629	2,908	2,424
Goodwill	74,244	65,253	74,244	60,203
FDIC loss sharing asset	—	1,657	97	2,996
Other assets	97,480	111,546	101,032	116,181

Total assets	$7,487,788	$7,035,374	$7,468,649	$6,904,737

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,120,021	$2,735,042	$3,045,889	$2,657,203
Interest-bearing	2,745,188	2,558,416	2,752,052	2,467,980

Total deposits	5,865,209	5,293,458	5,797,941	5,125,183
Customer repurchase agreements	594,493	627,066	611,390	676,097
FHLB advances	—	199,317	59,522	199,283
Other borrowings	89	100	299	2,597
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	38,647	18,073	19,638	19,811
Other liabilities	52,164	52,300	53,409	51,882

Total liabilities	6,576,376	6,216,088	6,567,973	6,100,627

Stockholders’ Equity
Stockholders’ equity	868,791	814,034	863,731	806,029
Accumulated other comprehensive income, net of tax	42,621	5,252	36,945	(1,919)

Total stockholders’ equity	911,412	819,286	900,676	804,110

Total liabilities and stockholders’ equity	$7,487,788	$7,035,374	$7,468,649	$6,904,737

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income:
Loans and leases, including fees	$45,322	$43,558	$90,864	$88,214
Investment securities:
Taxable	12,820	11,686	25,781	21,965
Tax-advantaged	4,719	5,186	9,730	10,464

Total investment income	17,539	16,872	35,511	32,429
Dividends from FHLB stock	1,414	526	1,883	1,130
Federal funds sold and interest-earning deposits with other institutions	240	260	437	505

Total interest income	64,515	61,216	128,695	122,278

Interest expense:
Deposits	1,307	1,222	2,600	2,408
Borrowings and junior subordinated debentures	450	2,835	2,328	5,769

Total interest expense	1,757	4,057	4,928	8,177

Net interest income before recapture of loan losses	62,758	57,159	123,767	114,101
Recapture of provision for loan losses	(2,000)	(7,600)	(2,000)	(15,100)

Net interest income after recapture of loan losses	64,758	64,759	125,767	129,201

Noninterest income:
Service charges on deposit accounts	3,952	3,905	7,913	7,733
Trust and investment services	2,181	2,133	4,332	4,058
Gain on sale of loans held-for-sale	—	—	—	5,330
Decrease in FDIC loss sharing asset, net	(413)	(1,467)	(803)	(3,174)
Gain on OREO, net	132	130	256	135
Other	2,493	2,349	4,658	4,466

Total noninterest income	8,345	7,050	16,356	18,548

Noninterest expense:
Salaries and employee benefits	19,648	18,387	38,943	37,804
Occupancy and equipment	3,713	3,676	7,365	7,401
Professional services	1,527	1,646	2,680	3,010
Amortization of intangible assets	239	193	507	315
Provision for (recapture of) unfunded loan commitments	—	—	(500)	—
Debt termination expense	—	—	13,870	—
OREO expense	251	113	335	138
Acquisition related expenses	—	865	—	1,292
Other	6,155	6,444	12,805	12,521

Total noninterest expense	31,533	31,324	76,005	62,481

Earnings before income taxes	41,570	40,485	66,118	85,268
Income taxes	14,757	15,001	23,472	31,123

Net earnings	$26,813	$25,484	$42,646	$54,145

Basic earnings per common share	$0.25	$0.24	$0.40	$0.51

Diluted earnings per common share	$0.25	$0.24	$0.40	$0.51

Cash dividends declared per common share	$0.12	$0.10	$0.24	$0.20

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income - (tax-equivalent) (TE)	$66,261	$63,122	$132,278	$126,114
Interest expense	1,757	4,057	4,928	8,177

Net interest income - (TE)	$64,504	$59,065	$127,350	$117,937

Return on average assets, annualized	1.44%	1.45%	1.15%	1.58%
Return on average equity, annualized	11.80%	12.48%	9.55%	13.58%
Efficiency ratio [1]	44.35%	48.78%	54.24%	47.10%
Efficiency ratio excluding debt termination [1] [2]	44.35%	48.78%	44.34%	47.10%
Noninterest expense to average assets, annualized	1.69%	1.79%	2.05%	1.82%
Noninterest expense to average assets, excluding debt termination expense [2]	1.69%	1.79%	1.68%	1.82%
Yield on average earning assets (TE)	3.74%	3.80%	3.76%	3.89%
Yield on average earning assets (TE) excluding discount on PCI loans	3.68%	3.70%	3.70%	3.78%
Cost of deposits	0.09%	0.09%	0.09%	0.09%
Cost of deposits and customer repurchase agreements	0.10%	0.11%	0.10%	0.11%
Cost of funds	0.11%	0.26%	0.15%	0.27%
Net interest margin (TE)	3.65%	3.55%	3.62%	3.63%
Net interest margin (TE) excluding discount on PCI loans	3.58%	3.46%	3.56%	3.53%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	105,707,457	105,250,838	105,615,753	105,221,723
Diluted	106,158,351	105,754,602	106,061,369	105,773,824
Dividends declared	$12,758	$10,580	$25,500	$21,188
Dividend payout ratio [3]	47.58%	41.52%	59.79%	39.13%
[3] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	106,337,106	105,799,073
Book value per share	$8.41	$7.95
Tangible book value per share	$7.68	$7.21

	June 30,
	2015	2014
Nonperforming assets:
Nonaccrual loans	$7,057	$16,573
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	15,167	27,397
Other real estate owned (OREO), net	7,835	6,539

Total nonperforming assets	$30,059	$50,509

Troubled debt restructured performing loans	$45,166	$61,878

Percentage of nonperforming assets to total loans outstanding and OREO	0.79%	1.45%
Percentage of nonperforming assets to total assets	0.39%	0.68%
Allowance for loan losses to nonperforming assets	198.13%	120.72%

	Six Months Ended June 30,
	2015	2014
Allowance for loan losses:
Beginning balance	$59,825	$75,235
Total charge-offs	(686)	(925)
Total recoveries on loans previously charged-off	2,415	1,764

Net recoveries	1,729	839
Recapture of provision for loan losses	(2,000)	(15,100)

Allowance for loan losses at end of period	$59,554	$60,974

Net recoveries to average loans	0.05%	0.02%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2015		2014		2013
	High	Low	High	Low	High	Low
Quarter End
March 31,	$16.21	$14.53	$17.08	$14.23	$12.30	$10.42
June 30,	18.11	15.45	$16.42	$13.77	$11.99	$10.29
September 30,	—	—	$16.50	$14.35	$13.77	$11.65
December 31,	—	—	$16.47	$13.35	$17.48	$13.28

Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2015	2015	2014	2014	2014
Interest income
Loans, including fees	$45,322	$45,542	$46,482	$46,923	$43,558
Investment securities and other	19,193	18,638	18,848	18,372	17,658

Total interest income	64,515	64,180	65,330	65,295	61,216

Interest expense
Deposits	1,307	1,293	1,341	1,228	1,222
Other borrowings	450	1,878	2,814	2,829	2,835

Total interest expense	1,757	3,171	4,155	4,057	4,057

Net interest income before recapture of provision for loan losses	62,758	61,009	61,175	61,238	57,159
Recapture of provision for loan losses	(2,000)	—	—	(1,000)	(7,600)

Net interest income after recapture of provision for loan losses	64,758	61,009	61,175	62,238	64,759

Noninterest income	8,345	8,011	9,855	8,009	7,050
Noninterest expense	31,533	44,472	31,267	32,481	31,324

Earnings before income taxes	41,570	24,548	39,763	37,766	40,485
Income taxes	14,757	8,715	14,182	13,471	15,001

Net earnings	$26,813	$15,833	$25,581	$24,295	$25,484

Basic earning per common share	$0.25	$0.15	$0.24	$0.23	$0.24
Diluted earnings per common share	$0.25	$0.15	$0.24	$0.23	$0.24
Cash dividends declared per common share	$0.120	$0.120	$0.100	$0.100	$0.100
Cash dividends declared	$12,758	$12,742	$10,587	$10,581	$10,580

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Commercial and industrial	$419,733	$417,588	$404,616	$396,214	$401,486
SBA	121,006	127,458	135,375	134,307	130,117
Real estate:
Commercial real estate	2,663,111	2,601,628	2,597,153	2,582,769	2,527,632
Construction	46,927	55,346	55,173	67,229	59,477
SFR mortgage	214,706	205,329	205,329	193,416	187,219
Dairy & livestock and agribusiness	184,260	173,771	284,063	196,200	180,462
Municipal lease finance receivables	74,691	76,220	77,834	80,013	78,934
Consumer and other loans	73,993	73,746	73,220	73,203	74,501

Gross loans	3,798,427	3,731,086	3,832,763	3,723,351	3,639,828
Less:
Purchase accounting discount on PCI loans	(5,680)	(6,612)	(7,129)	(8,253)	(9,476)
Deferred loan fees, net	(8,528)	(8,451)	(8,567)	(8,862)	(9,425)
Allowance for loan losses	(59,554)	(60,709)	(59,825)	(59,582)	(60,974)

Net loans	$3,724,665	$3,655,314	$3,757,242	$3,646,654	$3,559,953

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Nonperforming loans:
Commercial and industrial	$903	$952	$2,308	$3,423	$4,831
SBA	2,456	2,463	2,481	3,243	2,138
Real estate:
Commercial real estate	14,967	16,787	23,318	14,795	14,866
Construction	—	—	—	9,666	9,767
SFR mortgage	3,400	2,233	3,240	3,999	6,765
Dairy & livestock and agribusiness	—	103	103	1,463	5,133
Consumer and other loans	498	463	736	461	470

Total	$22,224	$23,001	$32,186	$37,050	$43,970

% of Total gross loans	0.59%	0.62%	0.84%	1.04%	1.26%
Past due 30-89 days:
Commercial and industrial	$246	$112	$978	$673	$516
SBA	—	—	75	—	689
Real estate:
Commercial real estate	1,333	35	122	—	732
Construction	—	—	—	—	—
SFR mortgage	355	1,613	425	—	161
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	2	139	81	15	168

Total	$1,936	$1,899	$1,681	$688	$2,266

% of Total gross loans	0.05%	0.05%	0.04%	0.02%	0.07%
OREO:
Commercial and industrial	$—	$736	$736	$1,254	$1,638
Real estate:
Commercial real estate	2,967	1,518	—	70	—
Construction	4,868	4,868	4,901	4,901	4,901

Total	$7,835	$7,122	$5,637	$6,225	$6,539

Total nonperforming, past due, and OREO	$31,995	$32,022	$39,504	$43,963	$52,775

% of Total gross loans	0.85%	0.86%	1.03%	1.23%	1.52%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended June 30, 2015 and 2014 include a yield adjustment of $1.0 and $1.5 million, respectively. Net interest income for the six months ended June 30, 2015, and 2014 include a yield adjustment of $2.0 million, and $3.2 million, respectively. These yield adjustments relate to discount accretion on Purchase Credit Impaired (“PCI”) loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended June 30,
	2015			2014
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,113,092	$66,261	3.74%	$6,666,046	$63,122	3.80%
Discount on acquired PCI loans	(6,304)	(1,032)		10,801	(1,467)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,106,788	$65,229	3.68%	$6,676,847	$61,655	3.70%

Net interest income and net interest margin (TE)		$64,504	3.65%		$59,065	3.55%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(1,032)			(1,467)

Net interest income and net interest margin (TE), excluding yield adjustment		$63,472	3.58%		$57,598	3.46%

	Six Months Ended June 30,
	2015			2014
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,088,353	$132,278	3.76%	$6,539,990	$126,114	3.89%
Discount on acquired PCI loans	(6,768)	(2,012)		11,744	(3,174)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,081,585	$130,266	3.70%	$6,551,734	$122,940	3.78%

Net interest income and net interest margin (TE)		$127,350	3.62%		$117,937	3.63%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(2,012)			(3,174)

Net interest income and net interest margin (TE), excluding yield adjustment		$125,338	3.56%		$114,763	3.53%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2015 and 2014.

	June 30,
	2015	2014
	(Dollars in thousands, except share data)
Stockholders’ equity	$893,991	$840,759
Less: Goodwill	(74,244)	(74,762)
Less: Intangible assets	(2,707)	(3,048)

Tangible book value	$817,040	$762,949
Common shares issued and outstanding	106,337,106	105,799,073

Tangible book value per share	$7.68	$7.21

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the six months ended ended June 30, 2015, includes debt termination expense of $13.9 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense during the six months ended June 30, 2014.

	Three Months Ended June 30,
	2015	2014
	(Dollars in thousands)
Net interest income	$62,758	$57,159
Noninterest income	8,345	7,050
Noninterest expense	31,533	31,324
Less: debt termination expense	—	—

Adjusted noninterest expense	$31,533	$31,324
Efficiency ratio	44.35%	48.78%
Adjusted efficiency ratio	44.35%	48.78%
Adjusted noninterest expense	$31,533	$31,324
Average assets	7,487,788	7,035,374
Adjusted noninterest expense to average assets [1]	1.69%	1.79%

	Six Months Ended June 30,
	2015	2014
	(Dollars in thousands)
Net interest income	$123,767	$114,101
Noninterest income	16,356	18,548
Noninterest expense	76,005	62,481
Less: debt termination expense	(13,870)	—

Adjusted noninterest expense	$62,135	$62,481
Efficiency ratio	54.24%	47.10%
Adjusted efficiency ratio	44.34%	47.10%
Adjusted noninterest expense	$62,135	$62,481
Average assets	7,468,649	6,904,737
Adjusted noninterest expense to average assets [1]	1.68%	1.82%

[1]	Annualized